Exhibit 4.4

EXECUTION COPY

DATED	2016

VERONA PHARMA PLC

and

NPLUS1 SINGER ADVISORY LLP

WARRANT INSTRUMENT

5 New Street Square | London EC4A 3TW	TaylorWessing

Tel +44 (0)20 7300 7000

Fax +44 (0)20 7300 7100

DX 41 London

www.taylorwessing.com

THIS INSTRUMENT is made on

BETWEEN:

(1)                                 VERONA PHARMA PLC, a public limited liability company incorporated and registered in England & Wales under company number 05375156, whose registered office is at One, Central Square, Cardiff CF10 1FS (the “Company”); and

(2)                                 NPLUS1 SINGER ADVISORY LLP, a limited liability company incorporated and registered in England and Wales under company number OC364131, whose registered office is at One, Bartholomew Lane, London EC2N 2AX (the “Warrantholder”).

IT IS AGREED:

1.                                      Definitions and Interpretation

1.1                               Definitions

In this Instrument:

“AIM” means the Alternative Investment Market, a market operated by the Exchange;

“Articles” means the articles of association of the Company as amended from time to time;

“Associate” has the meaning ascribed to it in section 1152 of the Companies Act 2006;

“Auditors” means the auditors of the Company for the time being;

“Business Day” means a day (other than a Saturday or Sunday) when banks generally are open for the transaction of banking business in London, UK;

“Change of Control” has the meaning given in clause 6.2;

“Directors” means the directors of the Company for the time being;

“Encumbrances” means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, or any other security agreement or arrangement, or any agreement to create any of the above;

“Exchange” means London Stock Exchange plc;

“Holding company” has the meaning ascribed to it in section 1159 of the Companies Act 2006;

“Notice of Exercise” means the notice of exercise endorsed on the Warrant Certificate;

“N+1 Singer Engagement Letter” means the engagement letter entered into between the Warrantholder and the Company on 6 August 2014 in relation to the Warrantholder’s role as nominated advisor and broker to the Company;

“Ordinary Shareholders” means the holders of the Shares for the time being;

“Proposed Purchaser” has the meaning given in clause 6.3;

“Registered Office” means the registered office of the Company;

“Shares” means ordinary shares of 0.1 pence each in the capital of the Company;

“Subscription Price” means 2.2 pence per Warrant Share in respect of 6,666,667 Warrant Shares and 3.5 pence per warrant share in respect of the remaining 3,333,333 Warrant Shares (in each case subject to adjustment as hereinafter provided);

“Subsidiary” has the meaning ascribed to it in section 1162 of the Companies Act 2006;

“UK” means United Kingdom;

“Warrant Certificate” means, in relation to the Warrants, the certificate evidencing it substantially in the form set out in the schedule;

“Warrant Shares” means 10,000,000 Shares (subject to adjustment as hereinafter provided);

“Warrant Period” means the period commencing on the date of this Instrument and ending on 5 August 2018; and

“Warrants” means the warrants of the Company constituted by this Instrument, including the right to subscribe for the Warrant Shares at the Subscription Price.

1.2                               Interpretation

In this Instrument:

(a)                                 a party or the parties means a party or the parties to this Instrument;

(b)                                 headings, schedules, clauses, paragraphs and table of contents in this Instrument are for ease of reference only and shall not be taken into account in the construction of this Instrument;

(c)                                  references to statutory provisions, enactments or EC Directives shall include references to any amendment, modification, extension, consolidation, replacement or re-enactment of any such provision, enactment or EC Directive (whether before or after the date of this Instrument), to any previous enactment which has been replaced or amended and to any regulation, instrument or order or other subordinate legislation made under such provision, enactment or EC Directive;

(d)                                 except where the context specifically requires otherwise, words importing one gender shall be treated as importing any gender, words importing individuals shall be treated as importing corporations and vice versa, words importing the singular shall be treated as importing the plural and vice versa, and words importing the whole shall be treated as including a reference to any part;

(e)                                  reference to this Instrument includes the schedules;

(f)                                   a “clause” or “schedule” is a reference to relevant clause or schedule of or to the Instrument;

(g)                                  the words “other” and “otherwise” are not to be construed as being limited by any words preceding them;

(h)                                 where the words “include(s)”, “including” or “in particular” are used in this Instrument, they are deemed to have the words “without limitation” following them;

(i)                                     a reference to a time of day is to London, UK time; and

(j)                                    “£” means pounds sterling, the lawful currency of the UK.

2.                                      The Warrants

2.1                               The Warrants shall be issued subject to the terms of this Instrument and the Articles.

2.2                               In consideration of N+1 Singer fulfilling agreeing to act as nominated adviser and broker to the Company pursuant to the N+1 Singer Engagement Letter and upon the terms of this Instrument, the Company hereby grants to the Warrantholder the Warrants which give the Warrantholder the right to convert the Warrants into Warrant Shares, on the basis of one Warrant Share for each Warrant, and are exercisable for cash at the Subscription Price in whole or in part at any time during the Warrant Period. The Company agrees with the Warrantholder to comply with the provisions of this Instrument.

2.3                               Entitlement to the rights attaching to the Warrants held by the Warrantholder shall be evidenced by the issue to the Warrantholder of a Warrant Certificate.

2.4                               The number and/or nominal value of Shares to be subscribed and the Subscription Price shall be subject to adjustment in accordance with clause 4.

2.5                               The Warrants shall be exercised by the Warrantholder lodging with the Company at the Registered Office:

(a)           a complete Notice of Exercise and the Warrant Certificate;

(b)           payment in cash of the Subscription Price in full in respect thereof.

2.6          Once lodged, a Notice of Exercise may not be revoked except with the consent of the Directors.

2.7                               When the Warrants are exercised only in part, the Company shall issue a fresh Warrant Certificate in the name of the Warrantholder for any balance of Warrants remaining exercisable.

2.8                               If at the time of exercise of the Warrants, the Shares are admitted to trading on AIM, the Company shall as soon as reasonably practicable (and in any event, no later than 10 Business Days after the exercise of the Warrants) after the allotment of any Shares pursuant to the exercise of the Warrants apply for the admission of the Shares issued to AIM. The Company shall use its reasonable endeavours to ensure that such application for admission becomes effective.

2.9                               In the event that the N+1 Singer Engagement Letter is terminated in accordance with its terms, the Warrantholder’s entitlement to the Warrants shall continue until the end of the Warrant Period (except to the extent already validly exercised).

3.                                      Allotment of Warrant Shares

3.1                               Warrant Shares shall be allotted (subject to admission to trading on AIM) and issued within 14 days of the date of receipt of the Notice of Exercise and receipt of the Subscription Price, and a definitive share certificate shall be issued to the Warrantholder in respect thereof as soon as reasonably practicable after such admission becoming effective. Save for any rights determined by reference to a date preceding the date of allotment, such Shares shall rank pari passu with the other Shares of the same class in issue at the date of allotment.

3.2                               The Company shall:

(a)                                 enter the allottee’s name(s) in the register of members of the Company as the holder(s) of the relevant Warrant Shares; and

(b)                                 despatch at the Company’s cost to the address stipulated by the Warrantholder in the Notice of Exercise, share certificate in respect of the Warrant Shares issued.

3.3          Warrant Shares allotted pursuant to the exercise of the Warrants shall:

(a)                                 be allotted and issued fully paid;

(b)                                 rank pari passu in all respects from the effective date of allotment with the Shares of the Company then in issue;

(c)                                  be entitled to all dividends and distributions paid on any date or by reference to any date on or after the date on which the relevant Notice of Exercise is lodged at the Registered Office in accordance with clause 2.5; and

(d)                                 otherwise have the rights and privileges prescribed in the Articles.

3.4                               No fraction of a share will be issued following exercise of a Warrant and the Company will make payment to the relevant Warrantholder of such sum as the Auditors certify to be the fair value of any fractional entitlement.

4.                                      Adjustment

4.1                               After any allotment of fully paid Shares by way of capitalisation of the Company’s reserves (other than Shares paid up out of distributable reserves and issued in lieu of a cash dividend) to holders of the Shares on the register on a date (or by reference to a record date) before the end of the Warrant Period or upon any sub-division or consolidation of the Shares or reduction of share capital, the number and/or nominal value of Shares to be subscribed on any subsequent exercise of the Warrants will be increased or, as the case may be, reduced in due proportion and the Subscription Price will be adjusted accordingly, with effect from the record date for such capitalisation, sub-division, consolidation or reduction of capital. On any such capitalisation, sub-division, consolidation or reduction of capital the Auditors shall be requested by the Directors to certify the appropriate adjustments and, within 28 days thereafter, notice thereof will be sent to the Warrantholder.

4.2                               If, on a date (or by reference to a record date) before the end of the Warrant Period, the Company makes any offer or invitation (whether by rights issue or otherwise but not being an offer by the Company to purchase its own shares) to the holders of the Shares, or any offer or invitation (not being an offer to which clause 6.2 below applies) is made to all such holders otherwise than by the Company, then the same offer or invitation shall be made to the Warrantholder at the same time as if the Warrants had been exercised on the day immediately preceding the date, or, as the case may be, the record date of such offer or invitation. In the event of any such offer or invitation the Subscription Price shall be adjusted in such manner as the Auditors shall certify to be fair and reasonable. Any such adjustment shall become effective as at the record date for the offer or invitation. The Company shall give notice to the Warrantholder within 28 days of any adjustment made pursuant to this clause 4.2.

4.3                               If on a date (or by reference to a record date) before the end of the Warrant Period, the Company pays a special dividend following a disposal of all or a substantial proportion of its business or assets, the Subscription Price will be adjusted pro rata to the reduction in the net asset value of the Company following the payment of such special dividend. On any payment of such special dividend the Auditors shall be requested by the Directors to certify the appropriate adjustments and, within 28 days thereafter, notice thereof will be sent to the Warrantholder.

4.4                               Any report or confirmation made pursuant to this Instrument by the Auditors shall be made by them as experts and not as arbitrators and the determination of the Auditors pursuant to clauses 4.1, 4.2 and 4.3 shall, save in the case of manifest error, be binding on the Warrantholder and the Company. The costs of the Auditors appointed pursuant to this clause 4 shall be borne by the Company.

5.                                      Warranties

The Company warrants that as at the date of this Instrument it has the power to grant the Warrants without any further sanction or consent by members of the Company or any other person and any Warrant Shares (allotted on exercise of any Warrants) shall be allotted to the Warrantholder free from any and all Encumbrances.

6.                                      Other Provisions

6.1                               The Company shall keep available for issue sufficient authorised but unissued share capital to satisfy in full the Warrants to the extent they remain exercisable and the Company shall not make any allotment of fully paid Shares by way of capitalisation of profits or reserves unless at the date of such allotment the Directors have authority and power to grant the additional subscription rights to subscribe for Shares to which the Warrantholder will by virtue of clause 4.1 above be entitled in consequence of such capitalisation.

6.2                               If at any time an offer is made to all holders of Shares (or all such holders other than the offeror and/or any company controlled by the offeror and/or persons acting in concert with the offeror) to acquire the whole or any part of the issued ordinary share capital of the Company (including but not limited to the publication of a scheme of arrangement or merger providing for the acquisition by any person of the whole or any part of this Company’s issued share capital) and the Company becomes aware that as a result of such offer the right to cast more than 50% (a majority) of the votes which may ordinarily be cast on a poll at a general meeting of the Company has or will become vested in the offeror and/or such persons or companies as aforesaid (a “Change in Control”), the Company shall give notice to the Warrantholder of such vesting or prospective vesting within 14 days of its becoming so aware.

6.3                               If an order is made or an effective resolution is passed for winding up the Company (except for the purpose of reconstruction, amalgamation, merger or unitisation on terms sanctioned by the Warrantholder and including the grant to the Warrantholder of substituted warrants over shares of the reconstituted, amalgamated, merged or unitised entity equal to the value of the Warrants immediately prior to such reconstruction, amalgamation, merger or unitisation), the Warrantholder shall (if, in such winding up and on the basis that all rights to subscribe for shares in the Company then unexercised had been exercised in full and the subscription moneys therefor had been received in full by the Company, there would be a surplus available for distribution amongst the holders of the Shares which, on such basis, would exceed in respect of each Share a sum equal to the Subscription Price) be treated as if immediately before the date of such order or resolution the Warrants had been exercised in full (subject to any adjustment pursuant to clause 4 above), and shall accordingly be entitled to receive out of the assets available in the liquidation pari passu with the holders of the Shares such sum as it would have received had it exercised the Warrants in full and become the holder of the Shares to which it would have become entitled by virtue of such exercise of the Warrants after deducting a sum per Share equal to the Subscription Price. Subject to the foregoing the Warrants shall lapse on liquidation of the Company.

6.4                               The Company undertakes to the Warrantholder that while the Warrants remains capable of being exercised it will not create or issue any new class of equity share capital which in any respect ranks in priority to the Shares.

7.                                      Rights as Shareholders

The Warrantholder shall not be entitled to vote or receive dividends and shall not be deemed a shareholder, nor shall anything contained herein be construed to confirm upon the Warranthlder any of the rights of a shareholder of the Company or any right to vote for the election of Directors or upon any matter submitted to the Company’s shareholders at any meeting thereof, or to receive notice of meetings, or to receive dividends or subscription rights or otherwise until the Warrants shall have been exercised and the Shares purchasable upon the exercise thereof shall have been allotted, as provided herein.

8.                                      Entitlement to Certificate

The Company shall issue a Warrant Certificate to each Warrantholder. Joint Warrantholders will be entitled to one Warrant Certificate only which will be delivered to such joint holder as the Company may select. These conditions shall be endorsed on or attached to the Warrant Certificates.

9.                                      Register and Transfer

9.1                               The Company will keep a register of the Warrants and Warrantholders at the Registered Office and shall enter on the register:

(a)                                 the names and addresses of the Warrantholders;

(b)                                 the number of Shares that can be subscribed for by each Warrantholder pursuant to his Warrant;

(c)                                  the date on which the name of every such Warrantholder is entered in respect of the Warrant standing in his name;

(d)                                 the serial number of each Warrant Certificate issued and its date of the issue; and

(e)                                  particulars of all transfers of Warrants.

9.2                               Warrantholders shall notify changes of name or address to the Company who shall alter the register accordingly. The register may be closed by the Company for such periods and at such times as it thinks fit but not for more than 30 days in a year. The Company shall permit Warrantholders to inspect the register at reasonable times during normal office hours.

10.                               Warrants Free From Equities

Each Warrantholder shall be recognised by the Company as entitled to its Warrant free from any equity, set off or counter-claim by the Company against any previous holder.

11.                               Trusts Not Recognised

The Company shall recognise the registered holder of any Warrant as the absolute owner of such Warrant and shall not be bound to take notice of any trust to which the Warrant may be subject, and a Warrantholder’s receipt for the Ordinary Shares allotted on the exercise of a Warrant shall be a good discharge to the Company notwithstanding any notice it may have any other interest in or claim to such Warrant. No notice of any trust, express, implied or constructive, shall (except as provided by statute or as required by an order of Court of competent jurisdiction) be entered on the register in respect of any Warrant.

12.                               Transfer of Warrants

A Warrantholder may transfer a Warrant with the written consent of the Company and he shall remain the owner of the Warrant until the name of the transferee is entered in the Company’s Warrant register. The transfer need not be a deed. Where a Warrantholder transfers part only of the Warrants in a certificate, the old certificate shall be cancelled and a new certificate for the balance of such Warrants issued without charge.

13.                               Registration

Every transfer of a Warrant must be left at the Registered Office for registration accompanied by the relevant Warrant Certificate and any other evidence as the Directors may require as to the title of the transferor. Transfers which have been registered may be retained by the Company. No fee will be charged for the registration of a transfer. No transfer of Warrants will be registered in respect of which a Notice of Exercise has been lodged.

14.                               Transmission

Any person becoming entitled to a Warrant(s) on the death or bankruptcy of the Warrantholder shall, on producing such evidence of his title as the Directors reasonably require, be entitled to be registered as the holder. In the case of the death of a joint holder(s) of a Warrant the survivor entered in the register shall be the only person recognised by the Company as having any title to or interest in such Warrant.

15.                               Meetings of Warrantholders

15.1                        The Company may (and shall on the written request in writing of Warrantholders holding at least one-fifth of the Warrants then outstanding) convene a meeting of the

Warrantholders by at least 14 days’ clear written notice, and such meeting shall have power by an extraordinary resolution (that is to say a resolution passed by a majority consisting of at least seventy-five per cent. of the Warrantholders voting on a show of hands or (if a poll is demanded by the chairman of the meeting or by Warrantholders holding at least three quarters of the Warrants then outstanding and in respect of which notice of conversion has not been given) by a simple majority of the votes given on such poll):

(a)                                 to sanction any modification or compromise or any agreement in respect of the rights of the Warrantholders;

(b)                                 to assent to any modification of these conditions proposed or agreed to by the Company and to agree to the issue of a supplemental instrument embodying the modification; and

(c)                                  to appoint any persons (whether Warrantholders or not) as a committee to represent the interest of the Warrantholders and to confer upon such committee any powers or discretions which the Warrantholders could themselves exercise by an extraordinary resolution.

15.2                        A resolution signed by Warrantholders holding at least 75% of the Warrants in issue shall be as valid and effectual as if it had been passed at a meeting of the Warrantholders duly convened and held. Such resolution may be contained in one document or in several documents in like form each signed by one or more of the Warrantholders.

16.                               Regulations as to Meetings

Any meeting convened for the purpose of these conditions shall be convened, conducted and held in all respects as nearly as possible in the same way as general meetings of the Company, except that:

(a)                                 a member of the Company shall not be entitled to notice of or to attend or vote at such meetings unless he is also a Warrantholder;

(b)                                 the quorum at such meetings shall (if there is more than one Warrantholder) be two or more persons holding or representing by proxy a majority of the Warrants in issue;

(c)                                  if a poll is demanded, a Warrantholder present in person or by proxy shall have one vote in respect of each Warrant held by him;

(d)                                 in the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the register of Warrantholders; and

(e)                                  a person appointed to act as a proxy need not be a Warrantholder.

17.                               Adjournment of Meetings

If within half an hour from the time appointed for a meeting a quorum is not present the meeting, if convened at the request of Warrantholders, shall be dissolved and in any other case it shall stand adjourned to such day (being at least 14 but not more than 28 days after the date of the meeting from which such adjournment takes place), time and place as the chairman of the meeting directs and at such adjourned meeting the

Warrantholder(s) present and entitled to vote shall be a quorum. At least seven days’ notice shall be given of such adjourned meeting in the same manner as for an original meeting and such notice shall state that the Warrantholder(s) present at the adjourned meeting will form a quorum.

18.                               Replacement of Warrants

If a Warrantholder notifies the Company that his Warrant Certificate is mutilated, worn out, defaced, lost, stolen or destroyed and produces to the Company such evidence and indemnity (and the payment of out of pocket expenses of the Company in investigating evidence) as the Directors reasonably require, the Company may cancel it and issue a new certificate in lieu. An entry as to the issue of a new certificate shall be made in the Company’s Warrant register and a record of the indemnity (if any) maintained by the Company.

19.                               Modification and Waiver

This Instrument and any provision hereof may be amended, changed waived, discharged or terminated only by an instrument in writing signed by both parties.

20.                               Illegality

If a term of this instrument shall be held to be illegal, invalid or unenforceable it shall to that extent be deemed not to form part of this agreement, but the enforceability of the remainder of this deed shall not be affected.

21.                               Notices

21.1                        Any notices or other communication requiring to be given or served under or in connection with this Instrument shall be in writing and shall be sufficiently given or served if delivered:

in the case of the Company to:

Address: Verona Pharma Plc, One America Square, Crosswall, London EC3N 2SG

Email: jan-anders.karlsson@veronapharma.com

Attention: Jan-Anders Karlsson

in the case of the Warrantholder:

Address: Nplus1Singer Advisory LLP, One, Bartholomew Lane, London EC2N 2AX

E-mail: Aubrey.powell@n1sinqer.com

Attention: Aubrey Powell

21.2                        Any such notice shall be delivered by hand or sent by email or pre-paid first class post or commercial courier and if delivered by email shall conclusively be deemed to have been given or served at the time of printout of a transmission report showing that the email has been sent without error, if sent by pre-paid first class post shall conclusively be deemed to have been received 48 hours after the time of posting if posted in the UK for UK delivery and on the seventh day after the day of posting if posted from outside the UK and if sent by commercial courier shall conclusively be deemed to have been received on the date and at the time of signature of the courier’s delivery receipt.

21.3                        In respect of joint holdings all notices shall be given to the join holders first named in the register of the Warrants and notice so given shall be sufficient notice to all the joint holders.

22.                               Governing Law and Jurisdiction

22.1                        This Instrument and the Warrants and any dispute or claim arising out of or in connection with them or their subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

22.2                        The parties hereto irrevocably submit to the exclusive jurisdiction of the Courts of England with respect to any dispute or claim related to this Instrument and the Warrants (including non-contractual disputes or claims).

This Instrument has been duly executed and delivered as a deed and takes effect on the date shown at the beginning of this Instrument.

EXECUTION PAGE

EXECUTED by	)
VERONA PHARMA PLC	)
acting by a director	)
in the presence of:	JA Karlsson

/s/ Paula Siu	Director	Jan-Anders Karlsson
Witness signature:

Paula Siu
Witness name:

3 Nocone London SEI 2RE,
Witness address:

EXECUTED by NPLUS1 SINGER	)
ADVISORY LLP	)
acting by:	)

Member

Member

SCHEDULE

Form of Warrant Certificate

Certificate no:

VERONA PHARMA PLC

(Incorporated under the Companies Acts 1985 with registered number 5375156)

WARRANT to subscribe for ordinary shares of 0.1 pence each in Verona Pharma plc (the “Shares”) pursuant to an instrument executed by Verona Pharma plc on [•] 2016 (the “Instrument”).

Certificate no:	[•]

Date of issue:	[•]

Number of Shares	[•]

THIS IS TO CERTIFY that NPIus1 Singer Advisory LLP

of One, Bartholomew Lane, London, EC2N 2AX

is entitled to subscribe in cash for Ordinary Shares at a warrant subscription price of [2.2/3.5] pence (the “Warrant Subscription Price”) at any time between and including the date of issue of this certificate and 5 August 2018 subject to the articles of association of the Company and otherwise on the terms and conditions set out in the Instrument.

This deed has been entered into and delivered on the date of issue.

SIGNED by	)
on behalf of VERONA PHARMA PLC	)
in the presence of:	)

Witness signature:

Witness name:

Witness address:

The Company will only register an exercise of a subscription right to the Shares represented by this certificate on production of this warrant certificate.

NOTICE OF EXERCISE

To: Verona Pharma plc (the “Company”)

We, the registered holders of this Warrant Certificate give notice of our wish to exercise our Warrant in respect of [•] Warrant Shares and to subscribe for such Warrant Shares.

We enclose our cheque for £[•] in favour of the Company, being payment at the Warrant Subscription Price for the Shares for which we now wish to subscribe.

PART A

We agree to accept the Shares in the Company for which we have subscribed subject to the articles of association of the Company. Please register them in our names.

PART B

We authorise and direct you to allot [•] Shares to be allotted and issued to the person(s) who is/are named in and who has/have signed the acceptance(s) in the form(s) of nomination attached to this Warrant Certificate.

PART C

We authorise the despatch of (a) a certificate in respect of the Shares in the Company to be allotted to us, and (b) a Warrant Certificate in our name(s) for any balance of our unexercised subscription rights to the Shares to us by post at our risk to

Name	Signature(s) of holder(s)

Address

Note: If this space is left blank the share certificate and warrant certificate (if any) will be sent by post at the risk of the person(s) entitled to it to the registered address of the (first-named) holder.

In the case of joint holdings all holders must sign. In the case of a corporation, this form must be executed as a deed or under the hand of a duly authorised officer or attorney of the corporation.

DATED [           ] 2016

Please complete and/or delete as appropriate

If you wish to nominate some other person(s) as the allottee(s) of the Shares, you should apply to the the Company Secretary for the appropriate form(s) of nomination which must be completed and lodged with this warrant certificate.